ION Networks, Inc. 120 Corporate Blvd. Suite A South Plainfield, NJ 07080 T: +1 908 546 3900 F: +1 908 546 3901 TF: 800 722 8986 www.ion-networks.com

September 2, 2004

William Whitney
 720 Dartmoor
Westfield, NJ 07090

RE: Severance

Dear Bill,

I am pleased to inform you that ION Networks has agreed to alter the terms of your employment to include a provision for severance should your employment be terminated by the Company without “Cause”. Effective immediately, be advised that:

Your employment may be terminated at any time immediately upon notice by the Company, without “Cause”. If you are terminated by the Company without “Cause”, you shall be entitled to a severance payment equal to a payment of salary for the next 6 months as if the Agreement had not been terminated less withholdings and deductions required by law. You and Company agree that such severance payment shall also constitute liquidated damages and is a reasonable approximation of Employee’s damages as a result of such termination.

For the purpose of this document, “Cause” shall be defined as (1) conviction of a felony, or (2) acts of dishonesty or moral turpitude constituting fraud or embezzlement or otherwise materially adversely affecting the business or properties of the Company and/or its Affiliates; (3) failure to obey the reasonable and lawful directions of the Chief Executive Officer; (4) repeated negligence by the Employee in the performance of, or willful disregard by Employee of his obligations under this Agreement; or (5) if Employee is indicted for a criminal violation of security laws.

Very truly yours,

ION Networks, Inc.

Norman E. Corn
CEO